UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 21, 2009

SPEEDWAY MOTORSPORTS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-13582	51-0363307
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5555 Concord Parkway South, Concord, NC	28027
(Address of Principal Executive Offices)	(Zip Code)

(704) 455-3239

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 21, 2009, the stockholders of Speedway Motorsports, Inc. (the “Company”) approved the Speedway Motorsports, Inc. 2004 Stock Incentive Plan Amended and Restated as of February 10, 2009 (the “Stock Incentive Plan”) at the 2009 Annual Meeting of Stockholders (the “Annual Meeting”). The Stock Incentive Plan was adopted by the Board of Directors on February 10, 2009, subject to stockholder approval.

The Stock Incentive Plan allows the Company to provide equity-based awards in an effort to attract and retain key employees, directors, consultants and other individuals providing services to the Company and its subsidiaries and to provide them with incentives to contribute to the Company’s growth and success as well as align their interests with those of the Company’s stockholders. The Stock Incentive Plan also is designed to allow certain awards to meet the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code (the “Code”). The Stock Incentive Plan is administered by the Compensation Committee of the Board of Directors. The Stock Incentive Plan permits the grant of incentive stock options that qualify under Section 422 of the Code, nonstatutory stock options, restricted stock awards and restricted stock units. Awards of restricted stock and restricted stock units also may be designated as performance awards that are subject to achievement of certain pre-established, objective performance goals in accordance with the terms of the Stock Incentive Plan. The number of shares of the Company’s common stock reserved for issuance under the Stock Incentive Plan continues to be 2,500,000, subject to adjustment as set forth in the Stock Incentive Plan. In the event of a change in control (as defined in the Stock Incentive Plan) of the Company, all outstanding stock options will become fully vested and exercisable and all outstanding restricted stock and restricted stock unit awards (including awards designated as performance awards) will fully vest with all restrictions and conditions related thereto being deemed satisfied. Unless terminated earlier by the Board of Directors, the Stock Incentive Plan will terminate ten years from its adoption by the Board of Directors.

The material amendments incorporated in the Stock Incentive Plan include (a) provisions to allow the grant of restricted stock units; (b) eliminating the 1,000,000 share limit on the number of shares of common stock available under the Stock Incentive Plan with respect to awards other than stock options; (c) changes to the provisions for performance-based awards consistent with similar provisions under the Company’s Incentive Compensation Plan, including additions to the permissible performance goals that can be used and how the goals can be designed; and (d) provisions in connection with Section 409A of the Code.

On March 11, 2009, the Compensation Committee of the Board of Directors of the Company approved a grant of performance-based restricted stock units under the Stock Incentive Plan for Marcus G. Smith, the Company’s President and Chief Operating Officer. This grant became effective on April 21, 2009, following approval of the Stock Incentive Plan at the Annual Meeting. Mr. Smith was awarded 20,000 performance-based restricted stock units. As provided in the Stock Incentive Plan, the award of restricted stock units generally remains subject to forfeiture and restrictions on transferability for three years from the date of the award. This award is also subject to forfeiture, in whole or in part, based on achievement of defined earnings per share of $2.50, calculated in accordance with the Stock Incentive Plan, for calendar year

2009. All of the restricted stock units will be forfeited if defined earnings per share achieved is less than 60% of the earnings per share target and partial forfeiture will occur in proportion to earnings per share achieved between 60% of the target and the target.

The form of Restricted Stock Unit Agreement to be used by the Company under the Stock Incentive Plan contains customary terms and conditions regarding vesting, restrictions on transferability, adjustment of awards upon certain corporate events affecting the Company’s capitalization, tax withholding and forfeiture of awards. The form of Restricted Stock Unit Agreement is attached hereto as Exhibit 99.2.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	The Speedway Motorsports, Inc. 2004 Stock Incentive Plan Amended and Restated as of February 10, 2009 (incorporated by reference to Appendix A of the Company’s Definitive Proxy Statement filed on March 20, 2009)

99.2	Form of Restricted Stock Unit Agreement under the Speedway Motorsports, Inc. 2004 Stock Incentive Plan Amended and Restated as of February 10, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPEEDWAY MOTORSPORTS, INC.

Date: April 27, 2009	By:	/s/ J. Cary Tharrington IV
J. Cary Tharrington IV
Vice President and General Counsel